Exhibit 10.3

September 19, 2013

Debra W. Struhsacker

3610 Big Bend Lane

Reno, NV 89509

Re: Offer of Employment

Dear Debra:

We are pleased to offer you the position of Corporate Vice President for Pershing Gold Corporation (the “Company”). You will be reporting directly to Stephen D. Alfers, President, Chief Executive Officer and Chairman of the Board. The details of this offer are as follows:

Start Date: Your first day of employment will be September 23, 2013.

Base Salary: Your annual salary shall be $200,000 (“Base Salary”), payable at a rate of $16,666 once monthly, on the last day of the month, in accordance with the Company’s normal payroll policy and subject to federal and state withholding laws. The Base Salary will be reviewed at least annually, and any adjustments will be made at the sole discretion of the Chief Executive Officer with the approval of the Board of Directors.

Bonus: You shall receive a target bonus of 50% of your Base Salary, your bonus will not be less than $100,000 in 2013. You will also be entitled to participate in the Company’s executive plans as they may be established or amended.

Benefits: Contingent upon underwriting review, you will be eligible but not required to participate in the Company’s health, dental and vision plans for employees. If you so select at your start date, benefits will become effective on the 1st day of the month of the third month following your start date. Any subsequent election to participate in benefit plans must be made during an open enrollment period in accordance with the Company’s then current benefit plans.

Non-Disclosure, Non-Competition and Non-Solicitation Agreement: As a condition of your employment you will be required to sign a mutually acceptable agreement, the essential terms of which are 1) three year term, 2) severance equal to 1.5x base salary and bonus for termination without cause or resignation with good reason, and 1.5x base salary and bonus for termination without cause or resignation with good reason within 12 months following change of control, 3) non-disclosure of confidential information, and 4) non-competition and non-solicitation restrictive covenants during employment and 12 months post-termination of employment.

Personal Leave: You will be allowed three weeks personal leave annually. Personal Leave is calculated per calendar year, is prorated based on start date and does not carry over from year to year. Holidays will be in accordance with Company policy.

Travel: You will be entitled to fly business class when available on flights longer than three hours. The Company will reimburse you for reasonable and customary travel expenses that you may incur when traveling on behalf of the Company.

Principal Place of Business: Your principal place of business will be Reno, Nevada with most of your work to be conducted from your home office. It is understood that you agree to travel to the Company’s office in Lovelock, Nevada and Lakewood, Colorado and to other locations on an as-needed basis.

Directors’ and Officers’ Liability Insurance: As an executive officer, you will be added to the list of officers covered under the Company’s directors’ and officers’ insurance policy.

General: For the avoidance of doubt, you will be eligible to participate in all benefit plans and insurance benefits that are available or are made available to all executive officers.

Proof of Employment Eligibility: On your start date you will be required to complete a Form I-9 verifying your identity and eligibility for employment and provide appropriate documentation. Your birth certificate, Social Security card, and passport or other government issued photo identification will be acceptable for this purpose.

Employment with the Company is contingent upon your successful completion of a background check, officer questionnaire and approval by the Board of Directors. We understand that your employment with the Company will not in any way violate the terms of any agreement with, or obligation to, any other individual or company.

Your employment with the Company will be “at-will,” which means that either you or the Company can terminate your employment at any time, for any reason or no reason, with or without cause, warning, or notice. This letter is not to be construed as a contract guaranteeing employment for any specific duration, and by signing below, you acknowledge that no promises have been made to you concerning the terms, conditions, duration, or any other aspect of your employment with the Company, except as set forth in this letter.

Please acknowledge your acceptance of this offer by signing in the space indicated for that purpose and returning the same to me by September 19, 2013. Please fax your acceptance to me at 720.974.7249.

Pershing Gold Corporation

By:	/s/ Stephen D. Alfers
Stephen D. Alfers
President & CEO

Accepted and agreed to this 19th day of September, 2013

/s/ Debra W. Struhsacker
Debra W. Struhsacker